Exhibit 99.1

Date:	May 2, 2014
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

- Company confirms full year 2014 sales and profit guidance and expects a very strong second quarter -

-  Conference call at 8:30 a.m. ET on May 2, 2014 -

East Rutherford, NJ – May 2, 2014 – Cambrex Corporation (NYSE: CBM) reports results for the first quarter ended March 31, 2014.

Highlights

-	Full year sales and profit guidance confirmed – second quarter performance expected to result in sales and EBITDA improvement in the first half of 2014 compared to the first half of last year.
-	Due to the timing of orders for certain products, first quarter sales decreased 11% to $66.2 million from $74.6 million in the same period last year.
-	First quarter adjusted EBITDA decreased to $8.4 million compared to $16.8 million in the same period last year. (See table at the end of this release).
-	Debt, net of cash, improved by $18.3 million to $38.2 million at the end of the first quarter.
“I am pleased to report that we increased the number of Phase 3 projects we are working on from 13 to 15 during the quarter, adding three new late stage projects with one prior late stage product transitioning to commercial status,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.  “While the timing of orders created a slow start to 2014, we expect strong growth in the second quarter to result in first half growth in both sales and EBITDA compared to the first half of last year.  Likewise, we continue to believe we are positioned to deliver growth consistent with our financial expectations for the full year 2014, similar to the increases we have delivered over the last three years.  We are making significant growth investments in the business in the form of capital improvements and increased personnel within both the business development and R&D areas.  Our increased R&D resources will allow us to add generic APIs to our current development portfolio of 15 products.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release.  Management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

First Quarter 2014 Operating Results – Continuing Operations
Sales of $66.2 million were 11.2% lower compared to the same period last year, including the favorable impact of foreign exchange of 0.7%. Due primarily to the timing of orders, sales of certain branded active pharmaceutical ingredients (“APIs”), generic APIs and custom development products were lower during the quarter, partially offset by higher sales of controlled substances and products utilizing the Company’s drug delivery technology.

Gross margins decreased to 25.0% from 33.2% compared to the same period last year.  This decrease was primarily due to lower production volumes and lower pricing, partially offset by a favorable product mix.

Selling, general and administrative expenses were $11.6 million compared to $11.1 million in the same period last year.  The increase was mainly due to higher personnel expenses.

Research and development expenses were $2.5 million compared to $2.2 million in the same period last year.

Operating profit decreased to $2.5 million from $16.1 million in the same period last year and adjusted operating profit was $2.5 million compared to $11.5 million in the same period last year.  The decrease in adjusted operating profit was primarily the result of lower gross profit and higher operating expenses.  EBITDA was $8.4 million compared to $21.5 million in the same period last year and adjusted EBITDA was $8.4 million compared to $16.8 million in the same period last year.  Adjusted operating profit and adjusted EBITDA, for the first quarter of 2013, exclude a gain on sale of an office building of $4.7 million (See table at the end of this release).

Net interest expense was flat at $0.5 million for both the first quarters of 2014 and 2013.

Equity in losses of partially-owned affiliates, primarily representing the Company’s portion of Zenara’s loss, was $0.3 million compared to $0.5 million in the same period last year.  The Company’s share of Zenara’s losses included $0.2 million of amortization expense in both the first quarters of 2014 and 2013.

The provision for income taxes was $0.5 million and resulted in an effective tax rate of 28.0%.  The effective tax rate during the first quarter of 2014 includes a benefit of $0.2 million for a partial reversal of a valuation allowance against certain U.S. tax assets.  The effective tax rate in the first quarter of 2013 includes a benefit due to changes in tax laws of approximately $1.3 million and the impact of the sale of an office building.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Income from continuing operations was $1.2 million or $0.04 per share compared to $11.4 million or $0.37 per share in the same period last year.

Capital expenditures and depreciation were $4.1 million and $5.8 million, respectively, compared to $12.7 million and $5.3 million in the same period last year.

Financial Expectations – Continuing Operations
The Company continues to expect that full year 2014 sales, excluding the impact of foreign currency, will increase between 8% and 12% over 2013, and that full year 2014 EBITDA will be between $70 and $76 million.  The Company continues to expect that full year 2014 adjusted income from continuing operations will be between $0.99 and $1.10 per share (computed on a basis consistent with first quarter 2014 and 2013 results in the table at the end of this release).  Based on current expectations for the second quarter, the Company expects both sales and EBITDA for the first half of 2014 to reflect growth over the first half of 2013.  The Company expects to reduce debt, net of cash, by between $25 and $30 million during 2014.

The Company expects to reduce the valuation allowance against certain U.S. tax assets by approximately $5 million throughout 2014, which would reduce tax expense accordingly.  The actual amount of the reversal may increase or decrease depending on the amount and type of U.S. income during the rest of the year.  Excluding this benefit, the full year effective tax rate is expected to be between 33% and 37%.  The Company expects to pay only a small amount of cash taxes in the U.S. during the year. The tax rate and amount of cash taxes paid will be sensitive to the geographic mix of income, and quarterly effective tax rates may be volatile.

Capital expenditures for 2014 are expected to be approximately $35 to $39 million and depreciation is expected to be $25 to $27 million in 2014.

These financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities and outcomes of tax disputes, and sales and EBITDA expectations do not reflect the Company’s stake in Zenara, which is accounted for using the equity method.  Zenara is expected to generate low single digit millions in revenues and a small EBITDA loss in 2014.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s first quarter 2014 Form 10-Q is filed with the SEC.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Conference Call and Webcast
A conference call to discuss the Company’s first quarter 2014 results will begin at 8:30 a.m. Eastern Time on Friday, May 2, 2014.  Those wishing to participate should call 1-888-523-1225 for domestic and +719-325-2420 for international.  Please use the pass code 2786828 and call approximately 10 minutes prior to start time.  A webcast will be available on the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Friday, May 9, 2014 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 2786828 to access the replay.

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements
This document contains “forward-looking statements,” including statements regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” and those attributed to our President and Chief Executive Officer in this document, including the Company’s expectation that full year 2014 sales, excluding the impact of foreign currency, will increase between 8% and 12% versus 2013, that full year 2014 EBITDA will be between $70 and $76 million, that full year 2014 adjusted income from continuing operations will be between $0.99 and $1.10 per share, that both sales and EBITDA for the first half of 2014 will be higher than the first half of 2013, that capital expenditures will be approximately $35 to $39 million in 2014, that depreciation will be between $25 and $27 million in 2014, that the Company currently expects to pay low single digit millions in cash taxes in the U.S. for 2014, that working capital levels and cash flow will improve, that the Company will spend $2 million of R&D spending related to generic drug products and that its estimated tax rate will be between 33% and 37% excluding the impact of any reversal of valuation allowance on deferred tax assets.  These and other forward looking statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2013, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, changes in foreign exchange rates, uncollectible receivables, the timing of orders, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and continued demand in the U.S. for late stage clinical products or the successful outcome of the Company’s investment in new products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the Forward-Looking Statement sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures
EBITDA is a non-GAAP financial measure, which the Company defines as operating profit plus depreciation and amortization expense.  Other companies may have a different definition of EBITDA and, therefore, EBITDA may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA as one of several metrics to assess and analyze its operational results and trends.  Cambrex also believes EBITDA as well as adjusted income from continuing operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended March 31, 2014 and 2013
(in thousands, except per-share data)

	2014		2013
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$66,192		$74,581
Commissions, Allowances and Rebates	549		163
Net Sales	65,643		74,418

Other Revenue	462		467

Net Revenues	66,105		74,885

Cost of Goods Sold	49,527	74.8%	50,136	67.2%

Gross Profit	16,578	25.0%	24,749	33.2%

Operating Expenses
Selling, General and Administrative Expenses	11,633	17.6%	11,104	14.9%
Research and Development Expenses	2,475	3.7%	2,194	2.9%
Total Operating Expenses	14,108	21.3%	13,298	17.8%

Gain on Sale of Asset	-	-	4,680	6.3%

Operating Profit	2,470	3.7%	16,131	21.6%

Other Expenses/(Income):
Interest Expense, Net	522		495
Other Income, Net	(18)		(32)
Equity in Losses of Partially-Owned Affiliates	346		481

Income Before Income Taxes	1,620	2.4%	15,187	20.4%

Provision for Income Taxes	454		3,762

Income from Continuing Operations	$1,166	1.8%	$11,425	15.3%

Loss from Discontinued Operations, Net of Tax	(184)		(257)

Net Income	$982	1.5%	$11,168	15.0%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.04		$0.38
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.03		$0.37

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.04		$0.37
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income	$0.03		$0.36

Weighted Average Shares Outstanding
Basic	30,546		29,970
Diluted	31,408		30,788

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of March 31, 2014 and December 31, 2013
(in thousands)

	March 31,	December 31,
Assets	2014	2013

Cash and Cash Equivalents	$21,780	$22,745
Trade Receivables, net	41,674	71,276
Other Receivables	11,803	12,943
Inventories, net	98,738	89,965
Prepaid Expenses and Other Current Assets	8,241	5,631
Total Current Assets	182,236	202,560

Property, Plant and Equipment, net	169,600	171,966
Goodwill	38,663	38,670
Intangible Assets, net	3,944	4,011
Investments in and Advances to Partially-Owned Affiliates	13,864	13,364
Deferred Income Taxes	29,703	19,799
Other Non-Current Assets	6,650	7,667

Total Assets	$444,660	$458,037

Liabilities and Stockholders' Equity

Accounts Payable	$26,869	$29,052
Deferred Revenue	23,217	20,121
Accrued Expenses and Other Current Liabilities	41,784	48,098
Total Current Liabilities	91,870	97,271

Long-Term Debt	60,000	79,250
Deferred Income Taxes	22,852	12,835
Accrued Pension Benefits	38,954	40,123
Other Non-Current Liabilities	17,662	18,338

Total Liabilities	$231,338	$247,817

Stockholders’ Equity	$213,322	$210,220

Total Liabilities and Stockholders’ Equity	$444,660	$458,037

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters Ended March 31, 2014 and 2013
(in thousands)

	First Quarter 2014	First Quarter 2013

Operating Profit	$2,470	$16,131

Gain on Sale of Asset	-	(4,680)

Adjusted Operating Profit	2,470	11,451

Depreciation and Amortization	5,883	5,333

Adjusted EBITDA	$8,353	$16,784

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters Ended March 31, 2014 and 2013
(in thousands)

	First Quarter 2014		First Quarter 2013
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$1,166	$0.04	$11,425	$0.37

Stock-Based Compensation, Net of Tax [1]	720	0.02	672	0.02
Gain on Sale of Asset, Net of Tax	-	-	(3,173)	(0.10)
Amortization of Purchased Intangibles	274	0.01	302	0.01
Changes in Tax Laws	-	-	(1,271)	(0.04)

Adjusted Income from Continuing Operations	$2,160	$0.07	$7,955	$0.26

[1]	Tax rate estimated at 35% for stock-based compensation.

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com